Exhibit 23.3
Consent of Acclaro Growth Partners, Inc.
December 19, 2022
Sterling Check Corp.
1 State Street Plaza, 24th Floor
New York, NY 10004
Ladies and Gentlemen:
Acclaro Growth Partners, Inc. hereby consents to references to its name included or incorporated by reference in the registration statement on Form S-3 (together with any amendments thereto, the “Registration Statement”) being filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any amendments or post-effective amendments to the Registration Statement and any prospectus or prospectus supplements thereto, in relation to any public offering of shares of common stock of Sterling Check Corp. (the “Company”), any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 10-K or Form 8-K or other SEC filings (collectively, the “SEC Filings”).
Acclaro Growth Partners, Inc. hereby further consents to inclusion of, summary of and reference to (i) any data contained in the reports and materials it provides to the Company and (ii) any other information, data and statements prepared by Acclaro Growth Partners, Inc., whether or not publicly available, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with any proposed offering under the Registration Statement.
Acclaro Growth Partners, Inc. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

For and on behalf of
Acclaro Growth Partners, Inc.

/s/ Christopher Longiaru
Name: Christopher Longiaru
Title: COO/CFO